PRESS RELEASE	FOR IMMEDIATE RELEASE
MGM MIRAGE REPORTS RECORD THIRD QUARTER RESULTS
Las Vegas, Nevada, October 30, 2007 — MGM MIRAGE (NYSE: MGM) today reported record third quarter 2007 financial results, achieving diluted earnings per share from continuing operations of $0.62, a 17% increase over the $0.53 per share earned in 2006. Earnings benefited from continued year-over-year growth in net revenues and income recognized during the quarter from Hurricane Katrina insurance recoveries.
Net revenues increased 6% to $1.9 billion, a record third quarter for the Company. The Company continues to generate significant increases in revenues from its non-gaming operations as activity at the Company’s restaurants, nightclubs, and shows accelerated across the board and room rates remain strong.
Key results from the quarter include:
•	Hotel revenues increased 7% led by a 6% increase in Las Vegas Strip REVPAR[1] — the 17th consecutive quarter of REVPAR increases at the Company’s Las Vegas Strip resorts;

•	Gaming revenues increased 3%, but decreased 3% excluding Beau Rivage; volumes were flat and the table games hold percentage, though near the middle of the Company’s normal range, was lower than the prior year;

•	Property EBITDA[2] of $705 million was an all-time record, representing a 13% increase over the prior year; excluding insurance recoveries, other property transactions, preopening expenses and residential sales, Property EBITDA was consistent with the prior-year quarter.
The following table lists significant items which affect the comparability of the current year and prior year results (EPS impact shown, net of tax, per diluted share; negative amounts represent charges to income):

Three months ended September 30,	2007	2006

Profits from The Signature at MGM Grand	$0.03	$0.06
Preopening and start-up expenses	(0.06)	(0.01)
Hurricane Katrina business interruption income (recorded as a reduction of general and administrative expenses)	0.06	—
Property transactions net:
Hurricane Katrina property damage income	0.24	—
Other property transactions	(0.04)	—
Tax adjustments	—	0.02
Recent significant developments:
•	Opened the new MGM Grand Detroit casino and hotel resort complex on October 2;

•	Entered into a 50/50 joint venture agreement on August 21 with a subsidiary of Dubai World; the Company will contribute the CityCenter project, continue to develop the resort, and upon completion manage CityCenter for a fee; Dubai World will contribute cash, most of which will be immediately distributed to the Company;

•	Completed the sale of 14.2 million shares of common stock at $84 per share to a subsidiary of Dubai World on October 18, for proceeds of approximately $1.2 billion;

•	Signed a definitive agreement with Kerzner International and a subsidiary of Dubai World, forming the joint venture which will develop a multi-billion dollar integrated resort property on the Las Vegas Strip;

MGM MIRAGE • 3600 LAS VEGAS BLVD SOUTH • LAS VEGAS, NV 89109 • PH: 702.693.7120 • FX: 702.693.8626 • WWW.MGMMIRAGE.COM

•	Announced plans for MGM Grand Atlantic City, a $4.5-$5.0 billion destination casino resort, which will be located on the Company’s 72-acre site at Renaissance Pointe.
“Our growth initiatives, including strategic relationships with Dubai World and Kerzner International, reflect our ability to leverage our tremendous assets and creative energy to grow the Company,” said Terry Lanni, MGM MIRAGE’s Chairman and CEO. “Our all-new MGM Grand Detroit is the clear market leader right out of the gate. We are well underway in creating the most important Las Vegas development ever, CityCenter, and we believe our MGM Grand Atlantic City project will have a similarly profound impact on the Atlantic City market.”
Detailed Discussion of Operating Results
Net revenues increased 6% for the quarter; excluding Beau Rivage, net revenues were up 2%. Gaming revenues increased 3%, but decreased 3% excluding Beau Rivage. Several Las Vegas Strip resorts posted solid increases in slot revenues over the prior year, including Bellagio, MGM Grand, and Mirage — each up 8% — and Mandalay Bay — up 9%. Overall, slot revenues at the Company’s Las Vegas resorts were up 2%. Slot revenues at MGM Grand Detroit’s interim facility fell 8%, partially due to the winding down of operations at the interim facility in preparation for the new resort. Table games revenues decreased 5% excluding Beau Rivage. Table games volume, excluding Beau Rivage, was consistent with the prior year period. The overall table games hold percentage was near the middle of the normal 18-22% range in the 2007 period, though lower than 2006.
Rooms revenues increased 7% despite having 29,000 less available rooms on the Las Vegas Strip due primarily to room and suite remodel activity at Mandalay Bay and Bellagio. Average room rates increased 5% at the Company’s Las Vegas Strip resorts and occupancy remained solid. The following table shows key hotel statistics for the Company’s Las Vegas Strip resorts:

	Three Months Ended
	September 30,	September 30,
	2007	2006
Occupancy %	97%	96%
Average Daily Rate (ADR)	$147	$140
Revenue per Available Room (REVPAR)	$143	$135
Food and beverage revenues increased 10% as the Company’s restaurants and nightclubs continue to experience increased volumes and the Company continues to invest in new restaurants and nightclubs. For example, on August 31 Luxor opened LAX, the latest addition to the Company’s exciting nightlife amenities as part of the repositioning of the resort, which will include additional new entertainment and dining offerings opening in 2007 and 2008. Entertainment revenues increased 13% driven by strong demand across the Company’s portfolio of Cirque du Soleil productions.
Beau Rivage was open for a full quarter in 2007 versus 33 days in 2006. Beau Rivage earned operating income of $145 million in the third quarter of 2007 with depreciation and amortization of $12 million for Property EBITDA of $157 million. In the third quarter of 2007, Beau Rivage’s operating income and Property EBITDA includes $135 million of insurance recoveries, $107 million of which was recorded as property transactions and $28 million of which was recorded as a reduction in general and administrative expenses. Beau Rivage’s third quarter 2007 Property EBITDA before insurance recoveries was $22 million. In the third quarter of 2006, Beau Rivage earned operating income of $10 million with depreciation and amortization of $5 million for Property EBITDA of $15 million.
Corporate expense of $63 million in the third quarter includes $18 million related to severance costs, Atlantic City and Macau development initiatives, and the CityCenter transaction.

MGM MIRAGE • 3600 LAS VEGAS BLVD SOUTH • LAS VEGAS, NV 89109 • PH: 702.693.7120 • FX: 702.693.8626 • WWW.MGMMIRAGE.COM

The Company’s operating income increased 11% to $465 million. Operating income was positively impacted by a full quarter of operations at Beau Rivage, including the insurance recoveries discussed earlier, and negatively impacted by lower profits from condominium sales at the Signature at MGM Grand — $12 million in the 2007 quarter versus $26 million in 2006. In addition, operating income was negatively impacted by higher write-offs, demolition costs and preopening expense — $44 million in the current quarter versus $6 million in 2006. Excluding results at Beau Rivage and the other items above, operating income decreased 10%, due in large part to higher corporate expense. Property EBITDA increased 13% to $705 million; excluding the impact of the above items, Property EBITDA and the Property EBITDA margin were consistent with 2006 results.
“Key volume indicators that we have come to rely on to gauge our Las Vegas business remain strong. These metrics suggest continued growth over the upcoming quarters,” said Jim Murren, MGM MIRAGE President and Chief Operating Officer. “We have many opportunities to increase our future profits through initiatives deployed throughout the remainder of this year and into 2008. The opening of our Detroit resort has been a tremendous success and we are only a couple of months away from opening in Macau. Both of these resorts will substantially add to our future cash flows and earnings.”
Detailed Discussion of Certain Charges
In addition to the income from Hurricane Katrina insurance recoveries of $107 million included in property transactions, the Company recognized $12 million of write-offs primarily related to discontinued construction projects at its Las Vegas resorts and $5 million in demolition costs related to ongoing capital projects. In the 2006 period, the Company had minimal property transactions.
Preopening and start-up expenses of $26 million in the 2007 quarter included $14 million related to MGM Grand Detroit. Ongoing preopening and start-up expenses were also incurred at CityCenter and MGM Grand Macau.
Financial Position
Third quarter capital investments totaled $767 million, which included $451 million for CityCenter and $140 million for the permanent MGM Grand Detroit resort. Remaining capital expenditures included spending of $61 million on room and suite remodel projects, primarily at Mandalay Bay and Bellagio, expenditures for corporate aircraft of $13 million, and $102 million of other routine capital expenditures on various new and upgraded amenities at the Company’s resorts.
During the quarter, the Company received an additional $92 million of insurance recoveries related to Hurricane Katrina, bringing cumulative proceeds through September 30, 2007 to $522 million, of which $53 million was deferred. In October, the Company reached final settlements with its remaining carriers and expects to receive an additional $113 million, bringing final insurance proceeds to $635 million.
The proceeds of $1.2 billion from the sale of common stock in October to a subsidiary of Dubai World were used to reduce outstanding borrowings under the Company’s senior credit facility. Following these payments, the Company had approximately $2.0 billion of available borrowings under its senior credit facility.
“Our recent strategic transactions will have a profound impact on our financial position and allow us to execute our many growth initiatives,” said Dan D’Arrigo, MGM MIRAGE Executive Vice President and Chief Financial Officer. “Following the transactions with Dubai World, we will have significant borrowing capacity under our senior credit facility and no significant debt maturities in 2008.”
Development Update
As discussed earlier, the permanent MGM Grand Detroit opened on October 2 at estimated final costs consistent with previous estimates. In Macau, the updated total project budget is $1.25 billion, up from the previous estimate of $1.1 billion. At CityCenter, the construction budget has increased from $7.4 billion to $7.8 billion. The current budget for preopening expenses is $200 million, consistent with previous estimates.

MGM MIRAGE • 3600 LAS VEGAS BLVD SOUTH • LAS VEGAS, NV 89109 • PH: 702.693.7120 • FX: 702.693.8626 • WWW.MGMMIRAGE.COM

MGM MIRAGE will hold a conference call to discuss its third quarter earnings results and outlook for the fourth quarter at 11:00 a.m. Eastern Daylight Time today. The call can be accessed live at www.companyboardroom.com or www.mgmmirage.com, or by calling 1-800-526-8531 (domestic) or 1-706-634-6528 (international). Until Tuesday, November 6, 2007, a complete replay of the conference call can be accessed by dialing 1-706-645-9291, access code 21241421. A complete replay of the call will also be made available at www.mgmmirage.com. Supplemental detailed earnings information will also be available on the Company’s website.

[1]	REVPAR is hotel Revenue per Available Room.

[2]	“EBITDA” is earnings before interest and other non-operating income (expense), taxes, depreciation and amortization. “Property EBITDA” is EBITDA before corporate expense and stock compensation expense. EBITDA information is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of operating performance in the gaming industry, and 2) a principal basis for valuation of gaming companies. In addition, capital allocation, tax planning, financing and stock compensation awards are all managed at the corporate level. Management uses Property EBITDA as the primary measure of the Company’s operating resorts’ performance, including the evaluation of operating personnel. EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance; or as an alternative to cash flows from operating activities, as a measure of liquidity; or as any other measure determined in accordance with generally accepted accounting principles. The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA. Also, other gaming companies that report EBITDA information may calculate EBITDA in a different manner than the Company. Reconciliations of consolidated EBITDA to net income and of operating income to Property EBITDA are included in the financial schedules accompanying this release.
*     *     *
MGM MIRAGE (NYSE: MGM), one of the world’s leading and most respected development companies with significant holdings in gaming, hospitality and entertainment, owns and operates 17 properties located in Nevada, Mississippi and Michigan, and has investments in three other properties in Nevada, New Jersey and Illinois. MGM MIRAGE is the largest landholder on the Las Vegas Strip, with significant undeveloped landholdings in both Las Vegas and Atlantic City. The Company recently opened MGM Grand Detroit, a major new resort; and will open another, MGM Grand Macau, before the end of the year. Also under development is CityCenter, a multi-billion dollar mixed-use urban development in the heart of the Las Vegas Strip. The Company has entered into an agreement with a subsidiary of Dubai World whereby MGM MIRAGE will contribute the CityCenter assets into a newly formed joint venture equally owned by the parties valued at $5.4 billion. MGM MIRAGE has signed a definitive agreement with Kerzner International Holdings Limited and Istithmar Hotels FZE to develop a new multi-billion dollar integrated resort property on the Las Vegas Strip. The Company has a separate definitive agreement with the Diaoyutai State Guesthouse in Beijing forming a strategic relationship to pursue non-gaming business opportunities in the People’s Republic of China. MGM MIRAGE supports responsible gaming and has implemented the American Gaming Association’s Code of Conduct for Responsible Gaming at its properties. MGM MIRAGE has received numerous awards and recognitions for its industry-leading Diversity Initiative and its community philanthropy programs. For more information about MGM MIRAGE, please visit the company’s website at http://www.mgmmirage.com.
Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission.

Contacts:
Investment Community DANIEL J. D’ARRIGO Executive Vice President, Chief Financial Officer (702) 693-8895	News Media ALAN M. FELDMAN Senior Vice President Public Affairs (702) 891-7147

MGM MIRAGE • 3600 LAS VEGAS BLVD SOUTH • LAS VEGAS, NV 89109 • PH: 702.693.7120 • FX: 702.693.8626 • WWW.MGMMIRAGE.COM

MGM MIRAGE AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2007	2006	2007	2006
Revenues:
Casino	$803,834	$782,047	$2,389,704	$2,296,999
Rooms	510,795	479,107	1,614,906	1,498,366
Food and beverage	406,620	369,383	1,248,786	1,108,161
Entertainment	141,093	125,290	418,578	329,123
Retail	75,608	73,027	222,930	207,535
Other	132,061	118,765	388,891	335,651

	2,070,011	1,947,619	6,283,795	5,775,835
Less: Promotional allowances	(172,941)	(152,577)	(520,874)	(445,917)

	1,897,070	1,795,042	5,762,921	5,329,918

Expenses:
Casino	412,165	395,253	1,240,441	1,187,794
Rooms	142,722	136,118	428,476	404,032
Food and beverage	242,034	228,799	736,115	667,418
Entertainment	101,164	91,056	303,558	240,052
Retail	47,917	46,359	141,807	135,941
Other	83,812	67,818	232,578	181,213
General and administrative	286,447	278,551	873,739	785,350
Corporate expense	63,050	35,184	140,673	110,415
Preopening and start-up expenses	25,851	6,083	54,275	27,308
Restructuring costs	—	—	—	1,035
Property transactions, net	(89,225)	282	(81,799)	36,455
Depreciation and amortization	170,780	156,280	506,566	461,506

	1,486,717	1,441,783	4,576,429	4,238,519

Income from unconsolidated affiliates	54,260	66,138	192,227	158,773

Operating income	464,613	419,397	1,378,719	1,250,172

Non-operating income (expense):
Interest income	4,770	2,650	12,936	8,422
Interest expense, net	(180,033)	(189,368)	(547,473)	(572,993)
Non-operating items from unconsolidated affiliates	(4,599)	(4,627)	(14,419)	(11,563)
Other, net	(1,152)	(1,659)	(4,684)	(6,877)

	(181,014)	(193,004)	(553,640)	(583,011)

Income from continuing operations before income taxes	283,599	226,393	825,079	667,161
Provision for income taxes	(99,736)	(72,628)	(295,308)	(230,293)

Income from continuing operations	183,863	153,765	529,771	436,868

Discontinued operations:
Income from discontinued operations	—	3,744	10,461	14,815
Gain on disposal of discontinued operations	—	—	263,881	—
Provision for income taxes	—	(1,247)	(91,905)	(4,990)

	—	2,497	182,437	9,825

Net income	$183,863	$156,262	$712,208	$446,693

Per share of common stock:
Basic:
Income from continuing operations	$0.65	$0.55	$1.86	$1.54
Discontinued operations	—	—	0.65	0.04

Net income per share	$0.65	$0.55	$2.51	$1.58

Weighted average shares outstanding	284,730	281,836	284,201	283,423

Diluted:
Income from continuing operations	$0.62	$0.53	$1.79	$1.50
Discontinued operations	—	0.01	0.62	0.03

Net income per share	$0.62	$0.54	$2.41	$1.53

Weighted average shares outstanding	296,248	289,258	295,687	291,744

MGM MIRAGE AND SUBSIDIARIES
SUPPLEMENTAL DATA — NET REVENUES
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2007	2006	2007	2006
Las Vegas Strip	$1,598,237	$1,543,101	$4,865,228	$4,671,092
Other Nevada	46,177	52,812	137,667	151,261
MGM Grand Detroit	110,445	116,141	337,049	345,142
Mississippi	142,211	82,988	422,977	162,423

	$1,897,070	$1,795,042	$5,762,921	$5,329,918

MGM MIRAGE AND SUBSIDIARIES
SUPPLEMENTAL DATA — PROPERTY EBITDA
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2007	2006	2007	2006
Las Vegas Strip	$469,598	$486,621	$1,549,664	$1,528,117
Other Nevada	5,808	6,185	9,892	18,827
MGM Grand Detroit	17,305	38,421	80,247	114,020
Mississippi	164,285	25,011	227,595	42,401
Unconsolidated resorts	47,746	64,814	178,840	154,154

	$704,742	$621,052	$2,046,238	$1,857,519

MGM MIRAGE AND SUBSIDIARIES
DETAIL OF CERTAIN CHARGES AFFECTING PROPERTY EBITDA and EBITDA
(In thousands)
(Unaudited)
Three Months Ended September 30, 2007

	Preopening		Property
	and start-up	Restructuring	transactions,
	expenses	costs	net	Total
Las Vegas Strip	$5,642	$—	$17,735	$23,377
Other Nevada	—	—	20	20
MGM Grand Detroit	13,554	—	—	13,554
Mississippi	—	—	(107,035)	(107,035)
Unconsolidated resorts	6,514	—	—	6,514

	25,710	—	(89,280)	(63,570)
Corporate and other	141	—	55	196

	$25,851	$—	$(89,225)	$(63,374)

Three Months Ended September 30, 2006

	Preopening		Property
	and start-up	Restructuring	transactions,
	expenses	costs	net	Total
Las Vegas Strip	$3,998	$—	$69	$4,067
Other Nevada	—	—	(21)	(21)
MGM Grand Detroit	647	—	—	647
Mississippi	—	—	167	167
Unconsolidated resorts	1,324	—	—	1,324

	5,969	—	215	6,184
Corporate and other	114	—	67	181

	$6,083	$—	$282	$6,365

MGM MIRAGE AND SUBSIDIARIES
DETAIL OF CERTAIN CHARGES AFFECTING PROPERTY EBITDA and EBITDA (continued)
(In thousands)
(Unaudited)
Nine Months Ended September 30, 2007

	Preopening		Property
	and start-up	Restructuring	transactions,
	expenses	costs	net	Total
Las Vegas Strip	$21,245	$—	$20,600	$41,845
Other Nevada	—	—	4,630	4,630
MGM Grand Detroit	19,138	—	—	19,138
Mississippi	—	—	(106,434)	(106,434)
Unconsolidated resorts	13,387	—	—	13,387

	53,770	—	(81,204)	(27,434)
Corporate and other	505	—	(595)	(90)

	$54,275	$—	$(81,799)	$(27,524)

Nine Months Ended September 30, 2006

	Preopening		Property
	and start-up	Restructuring	transactions,
	expenses	costs	net	Total
Las Vegas Strip	$19,024	$1,035	$32,635	$52,694
Other Nevada	—	—	(42)	(42)
MGM Grand Detroit	1,924	—	1	1,925
Mississippi	—	—	177	177
Unconsolidated resorts	5,969	—	—	5,969

	26,917	1,035	32,771	60,723
Corporate and other	391	—	3,684	4,075

	$27,308	$1,035	$36,455	$64,798

MGM MIRAGE AND SUBSIDIARIES
RECONCILIATION OF CONSOLIDATED EBITDA TO INCOME FROM CONTINUING OPERATIONS
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2007	2006	2007	2006

EBITDA	$635,393	$575,677	$1,885,285	$1,711,678
Depreciation and amortization	(170,780)	(156,280)	(506,566)	(461,506)

Operating income	464,613	419,397	1,378,719	1,250,172

Non-operating income (expense):
Interest expense, net	(180,033)	(189,368)	(547,473)	(572,993)
Other	(981)	(3,636)	(6,167)	(10,018)

	(181,014)	(193,004)	(553,640)	(583,011)

Income from continuing operations before income taxes	283,599	226,393	825,079	667,161
Provision for income taxes	(99,736)	(72,628)	(295,308)	(230,293)

Income from continuing operations	$183,863	$153,765	$529,771	$436,868

MGM MIRAGE AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME TO PROPERTY EBITDA
(In thousands)
(Unaudited)
Three Months Ended September 30, 2007

		Depreciation
	Operating	and
	income	amortization	EBITDA
Las Vegas Strip	$334,218	$135,380	$469,598
Other Nevada	4,304	1,504	5,808
MGM Grand Detroit	11,343	5,962	17,305
Mississippi	148,974	15,311	164,285
Unconsolidated resorts	47,746	—	47,746

	546,585	158,157	704,742
Stock compensation			(10,710)
Corporate and other			(58,639)

			$635,393

Three Months Ended September 30, 2006

		Depreciation
	Operating	and
	income	amortization	EBITDA
Las Vegas Strip	$355,282	$131,339	$486,621
Other Nevada	3,963	2,222	6,185
MGM Grand Detroit	33,865	4,556	38,421
Mississippi	16,353	8,658	25,011
Unconsolidated resorts	64,814	—	64,814

	474,277	146,775	621,052
Stock compensation			(17,125)
Corporate and other			(28,250)

			$575,677

Nine Months Ended September 30, 2007

		Depreciation
	Operating	and
	income	amortization	EBITDA
Las Vegas Strip	$1,146,894	$402,770	$1,549,664
Other Nevada	4,923	4,969	9,892
MGM Grand Detroit	62,411	17,836	80,247
Mississippi	181,992	45,603	227,595
Unconsolidated resorts	178,840	—	178,840

	1,575,060	471,178	2,046,238
Stock compensation			(35,350)
Corporate and other			(125,603)

			$1,885,285

Nine Months Ended September 30, 2006

		Depreciation
	Operating	and
	income	amortization	EBITDA
Las Vegas Strip	$1,131,278	$396,839	$1,528,117
Other Nevada	11,824	7,003	18,827
MGM Grand Detroit	103,310	10,710	114,020
Mississippi	22,746	19,655	42,401
Unconsolidated resorts	154,154	—	154,154

	1,423,312	434,207	1,857,519
Stock compensation			(54,056)
Corporate and other			(91,785)

			$1,711,678

MGM MIRAGE AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	September 30,	December 31,
	2007	2006

ASSETS

Current assets:
Cash and cash equivalents	$311,605	$452,944
Accounts receivable, net	378,697	362,921
Inventories	124,562	118,459
Income tax receivable	50,652	18,619
Deferred income taxes	65,105	68,046
Prepaid expenses and other	148,801	124,414
Assets held for sale	55,077	369,348

Total current assets	1,134,499	1,514,751

Real estate under development	478,318	188,433

Property and equipment, net	19,302,533	17,241,860

Other assets:
Investments in unconsolidated affiliates	1,107,179	1,092,257
Goodwill	1,269,591	1,300,747
Other intangible assets, net	360,553	367,200
Deposits and other assets, net	654,538	440,990

Total other assets	3,391,861	3,201,194

	$24,307,211	$22,146,238

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$186,870	$182,154
Construction payable	371,293	234,486
Accrued interest on long-term debt	179,724	232,957
Other accrued liabilities	964,462	958,244
Liabilities related to assets held for sale	3,396	40,259

Total current liabilities	1,705,745	1,648,100

Deferred income taxes	3,373,770	3,441,157
Long-term debt	14,131,377	12,994,869
Other long-term obligations	514,567	212,563
Stockholders’ equity:
Common stock, $.01 par value: authorized 600,000,000 shares, issued 367,114,815 and 362,886,027 shares and outstanding 285,637,788 and 283,909,000 shares	3,671	3,629
Capital in excess of par value	3,000,476	2,806,636
Treasury stock, at cost: 81,477,027 and 78,977,027 shares	(1,771,707)	(1,597,120)
Retained earnings	3,348,197	2,635,989
Accumulated other comprehensive income	1,115	415

Total stockholders’ equity	4,581,752	3,849,549

	$24,307,211	$22,146,238